UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. ___)


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                                InterTAN, Inc.
        --------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                      ***

                                 NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

TORONTO, Oct. 10, 2003 InterTAN, Inc. (NYSE: ITN; TSX: ITA), a leading consumer electronics retailer of both private label and internationally branded products, today announced that the following letter was sent to Emanuel R. Pearlman, Liberation Investments L.P. and Liberation Investments
Ltd.:

                                [Letterhead of]

                                 BRIAN E. LEVY



                               October 10, 2003

VIA OVERNIGHT COURIER

Liberation Investments L.P.
c/o Libra Securities Group, LLC
11766 Wilshire Boulevard, Suite #870
Los Angeles, CA 90025

Liberation Investment Ltd.
c/o Libra Securities Group, LLC
11766 Wilshire Boulevard, Suite #870
Los Angeles, CA 90025

Attention:  Mr. Emmanuel R. Pearlman

Dear Manny:

          For the record, we would like to follow up our Friday telephone conversation concerning your October 3 letter to me.

          As we discussed, contrary to what you suggest in your letter, InterTAN does not need additional expensive advisers. When we met in July, you strongly recommended that InterTAN retain an investment banking firm with which you presumably have a relationship. We declined, and have since announced that InterTAN has retained one of the largest and best investment banking firms in Canada, Scotia Capital, to assist us with evaluating our strategic alternatives. To be clear, Scotia had been assisting us for several months prior to our meeting. We are not sure what relationship you and your nominees have with Providence Capital, your suggested "advisor", but we do not believe their services are necessary.

          Your request that InterTAN organize an "institutional shareholder committee" and meet with that committee to update it on InterTAN's efforts to maximize shareholder value by either selling the Company or converting to a Canadian income trust is not workable. First, we reject the innuendo implicit in your letter that we are somehow insensitive or "out of touch" with our shareholders. As a member of both management and the Board, I have continually and consistently spoken to our investors within the parameters of Regulation FD, both to explain our operating and strategic philosophy and to maintain a continued sensitivity to views of our investors. Jim Maddox, our CFO, spends a considerable portion of his time with our larger shareholders. From time to time and as appropriate, our independent board members are also in contact with shareholders.

          In addition, as your lawyers will tell you, in order for us to disclose any material non-public information to such a committee, each member of the committee would, under Regulation FD, need to execute a confidentiality agreement. You refused to execute such an agreement, arguing that it would limit your flexibility to sell or buy additional InterTAN shares. Why would any of your fellow shareholders feel any differently? And, of course, there is no point to such meetings if the only information InterTAN can share would be either immaterial or already public.

          Moreover, we have previously stated why we strongly disagree with your proposal that InterTAN immediately announce its intention to convert to a Canadian income trust in the face of a pending retroactive tax bill in Congress that could cost InterTAN up to $2 per share in U.S. federal income tax. While such an announcement might cause the stock to pop up for a bit and allow you to liquidate your position, it could be very expensive to our long-term holders, who would indirectly be left paying the tax bill. In addition to being imprudent at this time, our advisors indicate that such an announcement may also adversely affect our efforts to obtain a favorable resolution to the tax uncertainty in Washington, D.C.

          You claim to be "shocked" by the amount of expense that you are imposing on InterTAN because of your misguided proxy contest. Your letter says that you "are shocked by the amount of money [required for] a proxy solicitation against [Liberation Investments, which] has no intention of acquiring . . . the Company." Needless to say, if Liberation were willing to acquire the Company at an appropriate price, that would save InterTAN a lot of money, because we wouldn't be having a proxy fight with you--we'd be having merger negotiations with you. It is only because you seek, as a 5% shareholder, to place two nominees on our Board that the expense of a proxy solicitation will be incurred.

          Accordingly, despite its rhetorical flourishes, your October 3 letter presents your same old proposals in new packaging. Your letter is transparently designed as a public relations ploy; however, we believe that InterTAN's shareholders are too smart to be taken in by such tactics. We will make our case to all the InterTAN shareholders at the appropriate time, and we are confident that very few of our shareholders will support putting your nominees on their company's Board.

                                        Very truly yours,

                                        /s/ Brian E. Levy

                                        Brian E. Levy
                                        President and Chief Executive Officer





**********

Certain information disclosed in this press release, including, among others, statements regarding the Company's future performance, and the Company in general, constitutes forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, consumer demand and preferences, product availability, development of new technology, general economic conditions, and other risks indicated in filings with the Securities and Exchange Commission such as the Company's previously filed periodic reports, including its Annual Report on Form 10-K for the 2003 fiscal year. In particular, there can be no assurances that the strategic transactions described above will be effected.

The Company has filed with the Securities and Exchange Commission a preliminary proxy statement, and expects in the near future to file a definitive proxy statement with the Securities and Exchange Commission, containing information about the Company and certain proposals to be presented to a vote of stockholders at its 2003 Annual Meeting. STOCKHOLDERS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the preliminary proxy statement, and when will be able to obtain a free copy of the proxy statement and other relevant documents when filed, at either www.sec.gov or www.intertan.com.

This release is not a proxy statement. The Company and the directors and certain of the executive officers of the Company may be deemed to be participants in the solicitation of proxies in respect of electing the board of directors of the Company at the 2003 Annual Meeting of stockholders of the Company. Information about these participants and their ownership of InterTAN shares are set forth in the preliminary proxy statement filed by the Company with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the preliminary proxy statement.

InterTAN, Inc., headquartered in Toronto, operates approximately 960 company retail stores and dealer outlets in Canada under the trade names
RadioShack(R), Rogers AT&T Wireless Communications Express(R), and Battery Plus(R).